EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080
Castle Brands Stockholders Approve All Proposals at Annual Meeting
Completes Planned Reincorporation in Florida
NEW YORK, February 12, 2010 — Castle Brands Inc. (NYSE Amex: ROX), an emerging developer and international marketer of premium beverage alcohol brands, today announced that its stockholders approved the following matters at its Annual Meeting held on February 4, 2010:
1.	Election of Mark Andrews, John F. Beaudette, Henry C. Beinstein, Harvey P. Eisen, Phillip Frost, M.D., Glenn L. Halpryn, Richard J. Lampen, Micaela Pallini, Ph.D., Steven D. Rubin and Dennis Scholl to serve on its board of directors until the next annual meeting of stockholders;

2.	Approval of the reincorporation from Delaware to Florida by merging the Company into its wholly-owned subsidiary, Castle Brands (Florida) Inc.; and

3.	Ratification of the appointment of Eisner LLP as independent registered public accounting firm for fiscal 2010.
The reincorporation in the State of Florida was effective as of February 9, 2010. The reincorporation did not result in any change to Castle Brands’ name, ticker symbol, CUSIP number, business, management, executive officers, assets, liabilities or net worth. Castle Brands stockholders do not need to exchange their stock certificates for stock certificates of the surviving Florida corporation. The Company’s corporate headquarters did not change.
About Castle Brands Inc.
Castle Brands is an emerging developer and international marketer of premium beverage alcohol brands, including, Boru® Vodka, Gosling’s Rum®, Pallini® LimoncelloTM, RaspicelloTM and PeachcelloTM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’sTM, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Betts & SchollTM wines, Celtic Crossing® Liqueur, Brady’s® Irish Cream and TierrasTM tequila. Additional information concerning the company is available on the company’s website, www.castlebrandsinc.com.